Exhibit 10.1

Summary of Terms of 2006 Executive Bonus Plans

Overview of Plans.

During 2006, Kevin M. Harris, Chief Financial Officer; Kirk Krappé, Executive Vice President, Worldwide Markets; and Robert G. Schwartz, Jr., Vice President and General Counsel (each, an “Executive”) and other management-level employees will operate under individual bonus plans that provide the potential for an annual cash bonus based on objective performance criteria approved by the Compensation Committee of the Board of Directors. In addition, each Executive will receive a non-refundable, quarterly advance against his annual cash bonus if quarterly targets based on the same criteria are achieved. Quarterly advances are based on cumulative progress towards annual targets. If a quarterly target is missed and made up on a cumulative basis in a future period, any previously missed advances will be paid. Finally, each Executive is eligible to receive a semi-annual cash bonus based on satisfaction of individual performance criteria measured over six-month periods.

Company-Wide Performance Metrics.

Each Executive’s annual bonus and quarterly advances will consist of separate payouts for attaining targeted company-wide metrics in two areas:

(1) Company revenue bookings (including the license fees from new license and subscription contracts signed during the period and up to one year of maintenance and support fees associated with new licenses), and

(2) Adjusted cash operating expenses (with targeted metrics that rewarded lower expenses).

The annual bonuses (but not the quarterly advances) will be subject to downward adjustment for underperformance and upward adjustment for performance that exceeds targets, as described more fully below.

(1) Company revenue bookings component:

•	For performance at less than 80% of target, no award will be paid.

•	From 80% to 100% of target, 40% to 100% of the annual award will be paid, calculated roughly on a sliding scale.

•	From 101% to 120% of target or greater, 107% to 250% of the annual award will be paid, calculated roughly on a sliding scale.

(2) Cash operating expenses component:

•	For cash operating expenses greater than 105% of target,* no award will be paid.

•	From 105% to 100% of target,* 50% to 100% of the annual award will be paid, calculated roughly on a sliding scale.

•	From 99% to 90% of target or less,* 110% to 200% of the annual award will be paid, calculated roughly on a sliding scale.

*	For periods in which revenue bookings exceed targets, operating expense targets are adjusted upward 1% for every 2% increase in revenue performance above 100%.

Individual Performance Metrics.

The Chief Executive Officer will determine whether an Executive has achieved the pre-defined goals for the semi-annual, individual performance component of his bonus. These goals vary for each Executive and are, to the greatest extent possible, quantifiable.

If less than 80% of an Executive’s individual performance goals are achieved, no bonus will be paid for this component. If 80% but less than 100% of individual performance goals are achieved, then 50% of this component will be paid. If 100% or more of individual performance goals are achieved, then 100% of this component will be paid. No more than 100% of this component will be paid.

Payouts for Each Executive.

Kevin M. Harris, CFO

If the Company attains 100% of its annual revenue bookings and adjusted cash operating expense targets, and if Mr. Harris achieves 100% of his individual performance goals, then Mr. Harris would receive an annual cash bonus, including quarterly advances, of $95,000. This would consist of

Revenue Bookings Component	$6,365 per quarter

Revenue Bookings Component	$25,460 at year-end (in addition to quarterly payments)

Cash Operating Expense Component	$3,135 per quarter

Cash Operating Expense Component	$12,540 at year-end (in addition to quarterly payments)

Individual Performance Metrics	$9,500 per six-month period

Annual payouts are subject to adjustment as described above.

Kirk Krappé, EVP, Worldwide Markets

If the Company attains 100% of its annual revenue bookings and adjusted cash operating expense targets, and if Mr. Krappé achieves 100% of his individual performance goals, then Mr. Krappé would receive an annual cash bonus, including quarterly advances, of $200,000. This would consist of

Revenue Bookings Component	$16,875 per quarter

Revenue Bookings Component	$67,500 at year-end (in addition to quarterly payments)

Cash Operating Expense Component	$3,125 per quarter

Cash Operating Expense Component	$12,500 at year-end (in addition to quarterly payments)

Individual Performance Metrics	$20,000 per six-month period

Annual payouts are subject to adjustment as described above.

Robert G. Schwartz, Jr., VP and General Counsel

If the Company attains 100% of its annual revenue bookings and adjusted cash operating expense targets, and if Mr. Schwartz achieves 100% of his individual performance goals, then Mr. Schwartz would receive an annual cash bonus, including quarterly advances, of $85,000. This would consist of

Revenue Bookings Component	$5,695 per quarter

Revenue Bookings Component	$22,780 at year-end (in addition to quarterly payments)

Cash Operating Expense Component	$2,805 per quarter

Cash Operating Expense Component	$11,220 at year-end (in addition to quarterly payments)

Individual Performance Metrics	$8,500 per six-month period

Annual payouts are subject to adjustment as described above.